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                                                                      Exhibit 22


                     List of Subsidiaries of MASSBANK Corp.


MASSBANK Corp. is the parent company of:

        MASSBANK (the "Bank")


MASSBANK has three wholly-owned subsidiaries:

        Readibank Properties, Inc.
        Readibank Investment Corporation
        Melbank Investment Corporation


Information reflected is as of March 1, 1998.